Exhibit 10.10
[DATE]
[Mr/Ms.] [NAME]
[ADDRESS]
[ADDRESS]
Dear [FIRST NAME],
It is our pleasure to invite you to join the Board of Directors (“Board”) of Klaviyo, Inc., a Delaware corporation (the “Company”), as a non-employee director. The purpose of this letter is to confirm the basis of your appointment should you be willing to accept.
Term of Appointment
It is expected that your appointment will commence upon the receipt of approval by the requisite members of the Board or stockholders of the Company, as applicable, in accordance with the Company’s Amended and Restated Certificate of Incorporation (“Charter”), Amended and Restated Bylaws (“Bylaws”) and Third Amended and Restated Voting Agreement, each as may be amended and/or restated from time to time. Your appointment will continue until your successor is duly elected and qualified, or until the earlier of your death, resignation or removal.
Responsibilities
Your relationship with the Company will be as a member of the Board and, as of today, will not involve an employment or consulting relationship. Your rights, duties and obligations as a director will be governed by applicable provisions of law and by the Charter and Bylaws.
We expect there to be at least four meetings of the Board per year with additional Board and committee conference calls as needed. If in the future you are appointed to a committee of the Board, in addition to routine Board meetings, you should allow time for committee meetings, preparatory work and travel, and ensure that you are in a position to make the necessary overall time commitment. In addition to participating in our Board meetings, we expect that you will provide us with reasonable additional assistance from time to time as requested so as to help us achieve our goals.
Compensation
We will reimburse you for your out-of-pocket expenses incurred in connection with your attendance at Board and committee meetings, in accordance with the Company’s reimbursement policies as may be in effect from time to time. In the event that the Company establishes additional compensation for non-employee Directors in excess of that set forth in this agreement, subject to approval by the Board, you will be permitted to receive such additional compensation. You will be responsible for all applicable withholding taxes for all compensation paid to you.
In addition, subject to approval by the Board, the Company anticipates granting you an award of restricted stock units with respect to [_______] shares of the Company’s Common Stock (the “Award”). The anticipated Award will be governed by the terms and conditions of the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”), and the Company’s form of agreement thereunder evidencing such Award. Two vesting requirements must be satisfied in order for an RSU to vest — a time and service-based requirement (the “Service-Based Requirement”) and the “Liquidity Event Requirement” (each as described below). An RSU shall actually vest on the first date upon which both the Service-Based
Klaviyo, Inc. ● 125 Summer Street, 6th Floor, Boston, MA 02111 ● www.klaviyo.com

Requirement and the Liquidity Event Requirement are satisfied with respect to that particular RSU. The Service-Based Requirement will be satisfied in installments as to the Award as follows: the total number of RSUs granted will vest in 3 equal annual installments (rounding down to the nearest whole RSU, except for the last vesting installment) commencing on the one year anniversary of the Effective Date, provided you have remained an Eligible Participant (as defined in the Plan) through each such vesting date. The Liquidity Event Requirement will be satisfied as to any then-outstanding RSUs on the first to occur of: (1) a Sale (as defined in your award agreement); or (2) the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, for the sale of the Company’s Common Stock. Further, the award agreement for the Award shall provide that in the event of a Sale (as defined in your award agreement) or the termination of your status as an Eligible Participant due to your death or mental or physical incapacity or other disability, then the Service-Based Requirement will be deemed satisfied with respect to all RSUs subject to the Award.
Indemnification
You will receive indemnification as a director to the maximum extent extended to directors and certain executive officers of the Company, as provided by the Charter and Bylaws, the Company’s standard form of indemnification agreement and as set forth in any director and officer insurance the Company may maintain from time to time.
Confidentiality; Obligations to Third Parties
All information acquired during your appointment is confidential to the Company and should not be disclosed either during your appointment or following termination (by whatever means) to third parties except as permitted by law and with prior clearance from the Board. Additionally, you represent that your service as a member of the Board does not and will not breach any agreement or policy you are subject to with any current or former employer or any other person (including without limitation any nondisclosure or non-competition agreement)
This letter, together with the documents relating to the Award, forms the complete and exclusive statement of our understanding with respect to your service on the Board. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.
We very much look forward to working together. Please do not hesitate to contact us with any questions.
Sincerely,
Klaviyo, Inc.
Andrew Bialecki
President and CEO
Klaviyo, Inc. ● 125 Summer Street, 6th Floor, Boston, MA 02111 ● www.klaviyo.com

AGREED AND ACCEPTED:

[NAME]	Date
Klaviyo, Inc. ● 125 Summer Street, 6th Floor, Boston, MA 02111 ● www.klaviyo.com